                                                                    EXHIBIT 99.1

                                                  Contact:  Robert B. Nolen, Jr.
                                                            President and Chief
                                                            Executive Officer
                                                            (205) 221-4111




             PINNACLE BANCSHARES ANNOUNCES RESULTS FOR FIRST QUARTER



         Jasper, Alabama (May 13, 2005) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's first quarter results of operations. For the three months ended March 31, 2005, net income was $326,000, compared with net income of $419,000 for the three months ended March 31, 2004. Net interest income after the provision for loan losses for the three months ended March 31, 2005, was $1,532,000, compared with $1,614,000 in the same period last year.

         Basic and diluted earnings per share for the three months ended March 31, 2005 were each $0.21 per share, compared to $0.27 and $0.26 per share, respectively, for the same period last year.

         Mr. Nolen attributed the decrease in net income primarily to a decrease in Pinnacle's net interest margin due to increases in market interest rates. The Company's net interest margin was 3.40% for the three months ended March 31, 2005, compared to 3.70% for the three months ended March 31, 2004. Mr. Nolen commented that if interest rates continue to increase, he expects that the margin will continue to decline. In such event, the Company will consider several strategies to increase the net interest margin.

         Mr. Nolen observed that, in comparison to the first quarter of 2004, fees and service charges on deposit accounts decreased approximately $41,000 and fees and charges on loans decreased approximately $22,000, as delinquencies were reduced to historically low levels. These decreases were offset by an approximate $75,000 decrease in losses on the sale of available-for-sale securities. In addition, non-interest expense increased approximately $84,000, in part due to higher regulatory compliance costs.

         Mr. Nolen also noted that the provision for loan losses in the first quarter of 2005 was $156,000, compared to $147,000 in the first quarter of 2004. As a percent of total loans, the allowance for total loans receivable was 1.23% at March 31, 2005, compared to 1.16% at December 31, 2004.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.


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                            PINNACLE BANCSHARES, INC.
                         Unaudited Financial Highlights
                 (In Thousands, except share and per share data)

                                                  Three Months Ended March 31,
                                              -----------------------------------
                                                   2005                 2004
                                              ---------------       -------------
Net income                                    $       326,000       $     419,000
Basic earnings per share                      $          0.21       $        0.27
Diluted earnings per share                    $          0.21       $        0.26

Performance ratios (annualized):
   Return on average assets                              0.61%               0.80%
   Return on average equity                              9.06%               9.58%
   Interest rate spread                                  3.40%               3.70%
   Net interest margin                                   3.40%               3.70%
   Operating cost to assets                              2.83%               2.73%

Weighted average basic shares
   outstanding                                      1,552,078           1,565,929
Weighted average diluted shares
   outstanding                                      1,586,786           1,612,176
Dividends per share                           $          0.11       $        0.10
Provision for loan losses                     $       156,000       $     147,000


                                               March 31, 2005      December 31, 2004
                                              ---------------      -----------------
Total assets                                  $   213,763,000       $   207,832,000
Loans receivable, net                         $    99,639,000       $    99,600,000
Deposits                                      $   187,293,000       $   179,966,000
Total stockholders' equity                    $    18,618,000       $    19,914,000
Book value per share                          $         12.00       $         12.79
Stockholders' equity to assets ratio                     8.71%                 9.58%

Asset quality ratios:
  Nonperforming loans as a percent of
    total loans                                          0.88%                 0.72%
  Nonperforming assets as a percent of
    total assets                                         0.67%                 0.64%
  Allowance for loan losses as a percent
    of total loans                                       1.23%                 1.16%
  Allowance for loan losses as a percent
    of nonperforming loans                             140.61%               160.74%



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